Exhibit 10.6 (ii)

TopSpin Medical, Inc.

To: Erez Golan	Date: August 22, 2005
Re: Revision to Loan, Share Purchase and Share Repurchase Agreement of
December 9, 2002 (“Loan Agreement”)
We hereby put in writing that which is agreed between yourself, Topspin Medical Inc. (the “Corporation”) and Topspin Medical Ltd. (the “Subsidiary”) as regards the modification of your Loan Agreement, in the event that the Company issues its stock for trading on the Tel Aviv Stock Exchange (the “IPO”). Capitalized terms used herein shall have the meaning ascribed to them in the Loan Agreement, unless the context requires otherwise.
Upon consummation of the IPO the following provisions shall enter into effect:
1.	The following shall follow on after Section 2.1

“Half of this loan and the interest accrued thereon shall be converted to a grant on the second anniversary of the IPO, subject to your being an employee or a consultant of the Company or any affiliate thereof at the time and the remaining half of the loan and the interest accrued thereon shall be converted to a grant on the third anniversary of the IPO, subject to your being an employee or a consultant of the Company or any affiliate thereof at the time.”

2.	Section 2.3 will be deleted and replaced with the following:

“Security Interest. As of the date of the Loan Agreement as security to ensure the full and timely repayment of the Loan Amount, the Founder hereby creates and grants to the Subsidiary for its benefit, and its successors and assigns, a security interest in the shares held by the Founder in Erez Golan Holdings Ltd. The shares subject to the security interest are referred to as the “Pledged Founder Shares”. In the event of any default in repayment of the Loan Amount, the Subsidiary shall be entitled to take possession of the Pledged Founder Shares and, with respect to the Pledged Founder Shares only, to exercise any and all rights afforded to a secured party under any applicable law. In furtherance of the above, the Pledged Founder Shares shall be stamped with a legend, as of the date hereof, stating that such securities have been pledged to the benefit of the Subsidiary. In addition, the Founder undertakes to execute any document required to register the pledge of the Pledged Founder Shares with the Israeli Registrar of Pledges.
The Subsidiary hereby represents, warrants and agrees that in the event that the Loan Amount will not be repaid in full for any reason whatsoever, the Subsidiary’s sole remedy shall be the foreclosure upon the Pledged Founder Shares. The Subsidiary hereby irrevocably waives any and all other rights it may have both in law and equity with respect to any default in repayment of the Loan Amount (“Default”), and releases and forever discharges the Founder from any and all actions, causes of action, suits, debts, dues, claims, liabilities, complaints and demands whatsoever, however referred to and of any kind and/or nature, both in law and equity, with respect to such Default, except with respect to the Pledged Founder Shares.”

3.	The Subsidiary shall immediately return the Pledged Founder Share, as such term is defined in the Loan Agreement in effect prior to this amendment, to the Founder and the Company shall take all necessary actions to remove the legend from these share certificate(s).
This letter constitutes an appendix to the Loan Agreement. All other provisions of the Employment Agreement remain unchanged.

/s/ Michael Berman	/s/ Michael Berman

TopSpin Medical Inc.	Topspin Medical (Israel) Ltd.

I hereby declare that I have read and understood this letter and I agree to its contents.

Signature:	/s/ Erez Golan
Date:	August 22, 2005

	Employee’s name:	Erez Golan

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